TIDAL ETF TRUST N-1A

Exhibit 99 (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Tidal ETF Trust of Gotham Short Strategies ETF (formerly known as Gotham Short Strategies Fund) of our report dated November 29, 2023, relating to the financial statements and financial highlights, which appear in Gotham Short Strategies Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 25, 2024